As filed with the Securities and Exchange Commission on January 11, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MICROVISION, INC.

(Exact name of registrant as specified in its charter)

Delaware	91-1600822
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

19910 North Creek Parkway

Bothell, WA 98011

(425) 415-6847

(Address, including zip code, and telephone number, including area code of principal executive offices)

Thomas M. Walker

Vice President, General Counsel & Secretary

Microvision, Inc.

19910 North Creek Parkway

Bothell, Washington 98011

(425) 415-6847

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Joel F. Freedman

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

(617) 951-7000

Approximate date of commencement of proposed sale to the public:  From time to time after the effectiveness of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering.  ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $.001 per share	699,578	$3.60	$2,518,481	$270.00

(1)	This price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purposes of calculating the registration fee and is $3.60 per share, the average of the high and low prices per share of common stock of the Registrant as reported on the NASDAQ National Market on January 6, 2006.

Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included herein also relates to a total of 4,266,440 shares of common stock of the Registrant that are registered under Registration Statement on Form S-3 No. 333-123902, which was declared effective on August 9, 2005. This Registration Statement constitutes Post-Effective Amendment No. 1 to Registration Statement on Form S-3 No. 333-123902 pursuant to which the total number of shares of common stock of the Registrant previously registered under Registration Statement on Form S-3 No. 333-123902 may be offered and sold, together with the securities registered hereunder, through the use of the combined Prospectus included herein. In the event any of such previously registered shares of common stock of the Registrant are offered and sold prior to the effective date of this Registration Statement, the amount of such shares of common stock will not be included in any Prospectus hereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

Subject to Completion January 11, 2006

PROSPECTUS

Microvision, Inc.

Common Stock

4,966,018 Shares

This prospectus relates to the resale of up to 4,966,018 shares of our common stock that may be issued:

•	to pay interest pursuant to the terms of our amended and restated senior secured convertible notes;

•	upon conversion of our amended and restated senior secured convertible notes; and

•	upon exercise of the warrants issued in connection with our sale and amendment of the amended and restated senior secured convertible notes.

See “Private Placement of Notes and Warrants” for more information about the amended and restated senior secured convertible notes and warrants.

We are registering these shares on behalf of the selling shareholders named in this prospectus to be offered and sold by them from time to time.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the “ Risk Factors” set forth herein beginning on page 1 and in our future filings made with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, in determining whether to purchase our securities.

Our common stock is listed on the NASDAQ National Market with the ticker symbol: “MVIS.” On January 10, 2006, the closing price of one share of our common stock on the NASDAQ National Market was $3.61.

Our executive offices are located at 19910 North Creek Parkway, Bothell, Washington 98011, and our telephone number is (425) 415-6847.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     .

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to our financial condition, results of operations, business and prospects. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus.

Forward-looking statements include, but are not limited to, those relating to the general direction of our business, including our scanned beam display and imaging capture businesses; the ability of our scanned beam display technology or products incorporating this technology to achieve market acceptance; our ability to marshal adequate financial, management and technical resources to develop and commercialize our technologies; our expected revenues and expenses in future periods; our ability to obtain financing; the market value of our investment in Lumera Corporation; developments in the defense, aerospace and other industries on which we have focused; and our relationships with strategic partners.

These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The section entitled “Risk Factors” that is set forth herein and as updated from time to time in our quarterly and annual reports describes these risks.

RISK FACTORS

We have a history of operating losses and expect to incur significant losses in the future.

We have had substantial losses since our inception. We cannot assure you that we will ever become or remain profitable.

•	As of September 30, 2005, we had an accumulated deficit of $210.2 million.

•	We incurred consolidated net losses of $128.0 million from inception through 2002, $26.2 million in 2003, $33.2 million in 2004 and $22.8 million for the nine months ended September 30, 2005.

The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered by companies formed to develop and market new technologies. In particular, our operations to date have focused primarily on research and development of the scanned beam technology and development of demonstration units. We introduced our first two commercial products during 2002. We are unable to accurately estimate future revenues and operating expenses based upon historical performance.

We cannot be certain that we will succeed in obtaining additional development contracts or that we will be able to obtain substantial customer orders for our products. In light of these factors, we expect to continue to incur substantial losses and negative cash flow at least through 2006 and likely thereafter. We cannot be certain that we will achieve positive cash flow at any time in the future.

We will require additional capital to fund our operations and to implement our business plan. If we do not obtain additional capital, we may be required to curtail our operations substantially. Raising additional capital may dilute the value of current shareholders’ shares.

Based on our current operating plan and budgeted cash requirements, we expect to need additional cash to fund our operations in mid-March 2006. We will require additional capital to continue to fund our operations, including to:

•	Further develop the scanned beam technology,

•	Add manufacturing capacity,

•	Develop and protect our intellectual property rights, and

•	Fund long-term business development opportunities.

The Company can raise limited additional cash through the sale of its Lumera common stock in the public market under Rule 144 of the Securities Act of 1933 or through a private placement. As of January 11, 2006, Microvision owns 2,872,000 shares of Lumera common stock that have not been pledged as collateral for the Company’s convertible notes issued as of March 11, 2005 and December 1, 2005. Based on the January 11, 2006 closing price of $4.30, the Lumera shares that have not been pledged as collateral have a market value of approximately $12.3 million. Under Rule 144 of the Securities Act, the Company is entitled to sell within any three-month period a number of shares of Lumera common stock that does not exceed the greater of 1% of the then outstanding shares of Lumera common stock or the average weekly trading volume of Lumera common stock on the NASDAQ National Market during the four calendar weeks preceding the filing of a notice of the sale on Form 144. None of the remaining shares are currently freely tradable. The immediate sale of Lumera stock in the public market could have a negative impact on the Lumera stock price.

Our capital requirements will depend on many factors, including, but not limited to, the rate at which we can, directly or through arrangements with original equipment manufacturers, introduce products incorporating the scanned beam and optical material technologies and the market acceptance and competitive position of such products. If revenues are less than we anticipate, if the level and mix of revenues vary from anticipated amounts and allocations or if expenses exceed the amounts budgeted, we may require additional capital earlier to further the development of our technologies, for expenses associated with product development, and to respond to competitive pressures or to meet unanticipated development difficulties. In addition, our operating plan provides for the development of strategic relationships with systems and equipment manufacturers that may require additional investments by us.

Additional financing may not be available to us or, if available, may not be available on terms acceptable to us on a timely basis. Raising additional capital may involve issuing securities with rights and preferences that are senior to our common stock and may dilute the value of current shareholders’ shares. If adequate funds are not available to satisfy either short-term or long-term capital requirements, we may be required to limit our operations substantially. This limitation of operations may include reductions in staff and operating costs as well as reductions in capital expenditures and investment in research and development.

The value of our investment in Lumera may decrease.

A significant portion of our assets and present source of liquidity are constituted by our investment in Lumera. Lumera’s stock price is subject to fluctuation and may decrease, lowering the value of our investment. As of January 11, 2006 we own approximately 28% of Lumera’s common stock. Since we hold a large percentage of Lumera’s common stock, if an active market does not develop or is not sustained, it may be difficult for us to sell our shares of Lumera’s common stock at an attractive price or at all. The likelihood of Lumera’s success, and the value of the common stock we hold, must be considered in light of the risks frequently encountered by early stage companies, especially those formed to develop and market new technologies. These risks include Lumera’s potential inability to establish product sales and marketing capabilities; to establish and maintain markets for their potential products; and to continue to develop and upgrade their technologies to keep pace with changes in technology and the growth of markets using polymer materials. If Lumera is unsuccessful in meeting these challenges, its stock price, and the value of our investment, could decrease.

Our issuance in March 2005 and July 2005 of convertible notes and related warrants may not have been exempt from the registration or qualification requirements under federal securities laws and the securities laws of certain states, which would result in the purchasers having rescission rights under applicable law; in the event of a successful claim, we may incur resulting liabilities that we may be unable to satisfy.

The initial issuance of the convertible notes in March 2005 and related warrants as well as the amendments to the convertible notes and related warrants in July 2005 might not have been exempt from the registration or qualification requirements under federal securities laws and the securities laws of certain states. If not exempt, among other potential remedies, a holder of the convertible notes could seek rescission of its investment transactions. If our initial offering were held by a court to be in violation of the Securities Act of 1933, we could be required to repurchase the securities sold to the purchasers in that offering at the original aggregate purchase price paid of $10 million plus statutory interest from the date of purchase, for a period of one year following the date of the violation. We do not have sufficient cash on hand to satisfy any such claim or other claim relating to the issuance or amendment of the convertible notes if successful, and we may be unable to raise any needed funds.

Our convertible notes may adversely impact our common stockholders or limit our ability to obtain additional financing.

In March 2005 and December 2005, we issued convertible notes. Among other provisions, these notes include material limitations on our ability to incur additional debt or incur liens while the convertible notes are outstanding. These limitations could materially adversely affect our ability to raise funds we expect to need in 2006 and 2007.

We cannot be certain that the scanned beam technology or products incorporating this technology will achieve market acceptance. If the scanned beam technology does not achieve market acceptance, our revenues may not grow.

Our success will depend in part on customer acceptance of the scanned beam technology. The scanned beam technology may not be accepted by manufacturers who use display technologies in their products, by systems integrators who incorporate our products into their products or by consumers of these products. To be accepted, the scanned beam technology must meet the expectations of our potential customers in the defense, industrial, medical and consumer markets. If our technology fails to achieve market acceptance, we may not be able to continue to develop the scanned beam technology.

It may become more difficult to sell our stock in the public market.

Our common stock is listed for quotation on The NASDAQ National Market. To keep our listing on this market, we must meet NASDAQ’s listing maintenance standards. If we are unable to continue to meet NASDAQ’s listing maintenance standards, our common stock could be delisted from The NASDAQ National Market. If our common stock were delisted, we likely would seek to list the common stock on the NASDAQ SmallCap Market, the American Stock Exchange or on a regional stock exchange. Listing on such other market or exchange could reduce the liquidity for our common stock. If our common stock were not listed on the SmallCap Market or an exchange, trading of our common stock would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities or directly through market makers in our common stock. If our common stock were to trade in the over-the-counter market, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, the common stock. A delisting from The

NASDAQ National Market and failure to obtain listing on such other market or exchange would subject our securities to so-called penny stock rules that impose additional sales practice and market-making requirements on broker-dealers who sell or make a market in such securities. Consequently, removal from The NASDAQ National Market and failure to obtain listing on another market or exchange could affect the ability or willingness of broker-dealers to sell or make a market in our common stock and the ability of purchasers of our common stock to sell their securities in the secondary market. In addition, when the market price of our common stock is less than $5.00 per share, we become subject to penny stock rules even if our common stock is still listed on The NASDAQ National Market. While the penny stock rules should not affect the quotation of our common stock on The NASDAQ National Market, these rules may further limit the market liquidity of our common stock and the ability of investors to sell our common stock in the secondary market. During the first and second quarter of 2003, the third quarter of 2004, and the second quarter and fourth quarter of 2005, the market price of our stock traded below $5.00 per share. On January 10, 2006 the closing price of our stock was $3.61.

Our lack of the financial and technical resources relative to our competitors may limit our revenues, potential profits, overall market share or value.

Our current products and potential future products will compete with established manufacturers of existing products and companies developing new technologies. Many of our competitors have substantially greater financial, technical and other resources than us. Because of their greater resources, our competitors may develop products or technologies that are superior to our own. The introduction of superior competing products or technologies could result in reduced revenues, lower margins or loss of market share, any of which could reduce the value of our business.

We may not be able to keep up with rapid technological change and our financial results may suffer.

The information display industry has been characterized by rapidly changing technology, accelerated product obsolescence and continuously evolving industry standards. Our success will depend upon our ability to further develop the scanned beam technology and to cost effectively introduce new products and features in a timely manner to meet evolving customer requirements and compete with competitors’ product advances.

We may not succeed in these efforts because of:

•	delays in product development,

•	lack of market acceptance for our products, or

•	lack of funds to invest in product development and marketing.

The occurrence of any of the above factors could result in decreased revenues, market share and value.

We could face lawsuits related to our use of the scanned beam technology or other technologies. Defending these suits would be costly and time consuming. An adverse outcome in any such matter could limit our ability to commercialize our technology and products, reduce our revenues and increase our operating expenses.

We are aware of several patents held by third parties that relate to certain aspects of scanned beam displays and image capture products. These patents could be used as a basis to challenge the validity, limit the scope or limit our ability to obtain additional or broader patent rights of our patents or patents we have licensed. A successful challenge to the validity of our patents or patents we have licensed could limit our ability to commercialize the scanned beam technology and other technologies and, consequently, materially reduce our revenues. Moreover, we cannot be certain that patent holders or other third parties will not claim infringement by us with respect to current and future technology. Because U.S. patent applications are held and examined in secrecy, it is also possible that presently pending U.S. applications will eventually be issued with claims that will be infringed by our products or the scanned beam technology. The defense and prosecution of a patent suit would be costly and time consuming, even if the outcome were ultimately favorable to us. An adverse outcome in the defense of a patent suit could subject us to significant cost, to require others and us to cease selling products that incorporate scanned beam technology, to cease licensing scanned beam technology or to require disputed rights to be licensed from third parties. Such licenses, if available, would increase our operating expenses. Moreover, if claims of infringement are asserted against our future co-development partners or customers, those partners or customers may seek indemnification from us for damages or expenses they incur.

Our planned future products are dependent on advances in technology by other companies.

We rely on and will continue to rely on technologies, such as light sources and optical components that are developed and produced by other companies. The commercial success of certain of our planned future products will depend in part on advances in these and other technologies by other companies. Due to the current business environment, many companies that are developing new technologies are reducing expenditures on research and development. This may delay the development and commercialization of components we would use to manufacture certain of our planned future products.

Our products may be subject to future health and safety regulations that could increase our development and production costs.

Products incorporating scanned beam display technology could become subject to new health and safety regulations that would reduce our ability to commercialize the scanned beam display technology. Compliance with any such new regulations would likely increase our cost to develop and produce products using the scanned beam display technology and adversely affect our financial results.

If we cannot manufacture products at competitive prices, our financial results will be adversely affected.

To date, we have produced limited quantities of our Nomad and Flic products and demonstration units for research, development and demonstration purposes. The cost per unit for these units currently exceeds the level at which we could expect to profitably sell these products. If we cannot lower our cost of production, we may face increased demands on our financial resources, possibly requiring additional equity and/or debt financing to sustain our business operations.

Our future growth will suffer if we do not achieve sufficient market acceptance of our products to compete effectively.

Our success depends, in part, on our ability to gain acceptance of our current and future products by a large number of customers. Achieving market-based acceptance for our products will require marketing efforts and the expenditure of financial and other resources to create product awareness and demand by potential customers. We may be unable to offer products consistently or at all that compete effectively with products of others on the basis of price or performance. Failure to achieve broad acceptance of our products by potential customers and to effectively compete would have a material adverse effect on our operating results.

Because we plan to continue using foreign contract manufacturers, our operating results could be harmed by economic, political, regulatory and other factors in foreign countries.

We currently use a contract manufacturer in Asia to manufacture our Flic product, and we plan to continue using foreign manufacturers to manufacture some of our other products where appropriate. These international operations are subject to inherent risks, which may adversely affect us, including:

•	political and economic instability;

•	high levels of inflation, historically the case in a number of countries in Asia;

•	burdens and costs of compliance with a variety of foreign laws;

•	foreign taxes; and

•	changes in tariff rates or other trade and monetary policies.

If we experience delays or failures in developing commercially viable products, we may have lower revenues.

We began production of the current version of our Nomad product in the first quarter of 2004. In September 2002, we introduced our Flic product. In addition, we have developed demonstration units incorporating the scanned beam technology. However, we must undertake additional research, development and testing before we are able to develop additional products for commercial sale. Product development delays by us or our potential product development partners, or the inability to enter into relationships with these partners, may delay or prevent us from introducing products for commercial sale.

If we cannot supply products in commercial quantities, we will not achieve commercial success.

We are developing our capability to manufacture products in commercial quantities. Our success depends in part on our ability to provide our components and future products in commercial quantities at competitive prices. Accordingly, we will be required to obtain access, through business partners or contract manufacturers, to manufacturing capacity and processes for the commercial production of our expected future products. We cannot be certain that we will successfully obtain access to sufficient manufacturing resources. Future manufacturing limitations of our suppliers could result in a limitation on the number of products incorporating our technology that we are able to produce.

If our licensors and we are unable to obtain effective intellectual property protection for our products and technology, we may be unable to compete with other companies.

Intellectual property protection for our products is important and uncertain. If we do not obtain effective intellectual property protection for our products, processes and technology, we may be subject to increased competition. Our commercial success will depend in part on our ability and the ability of the University of Washington and our other licensors to maintain the proprietary nature of the scanned beam display and other key technologies by securing valid and enforceable patents and effectively maintaining unpatented technology as trade secrets. We try to protect our proprietary technology by seeking to obtain United States and foreign patents in our name, or licenses to third-party patents, related to proprietary technology, inventions, and improvements that may be important to the development of our business. However, our patent position and the patent position of the University of Washington and other licensors involve complex legal and factual questions. The standards that the United States Patent and Trademark Office and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change. Additionally, the scope of patents are subject to interpretation by courts and their validity can be subject to challenges and defenses, including challenges and defenses based on the existence of prior art. Consequently, we cannot be certain as to the extent to which we will be able to obtain patents for our new products and technology or the extent to which the patents that we already own or license from others protect our products and technology. Reduction in scope of protection or invalidation of our licensed or owned patents, or our inability to obtain new patents, may enable other companies to develop products that compete with ours on the basis of the same or similar technology.

We also rely on the law of trade secrets to protect unpatented know-how and technology to maintain our competitive position. We try to protect this know-how and technology by limiting access to the trade secrets to those of our employees, contractors and partners with a need to know such information and by entering into confidentiality agreements with parties that have access to it, such as our employees, consultants and business partners. Any of these parties could breach the agreements and disclose our trade secrets or confidential information, or our competitors might learn of the information in some other way. If any trade secret not protected by a patent were to be disclosed to or independently developed by a competitor, our competitive position could be materially harmed.

We could be exposed to significant product liability claims that could be time-consuming and costly, divert management attention and adversely affect our ability to obtain and maintain insurance coverage.

We may be subject to product liability claims if any of our product applications are alleged to be defective or cause harmful effects. For example, because our scanned beam displays are designed to scan a low power beam of colored light into the user’s eye, the testing, manufacture, marketing and sale of these products involve an inherent risk that product liability claims will be asserted against us. Product liability claims or other claims related to our products, regardless of their outcome, could require us to spend significant time and money in litigation, divert management time and attention require us to pay significant damages, harm our reputation or hinder acceptance of our products. Any successful product liability claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable or reasonable terms. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our products.

We rely heavily on a limited number of development contracts with the U.S. government, which are subject to immediate termination by the government for convenience at any time, and the termination of one or more of these contracts could have a material adverse impact on our operations.

During 2004 and 2003, 42% and 49%, respectively, of Microvision’s consolidated revenue was derived from performance on a limited number of development contracts with the U.S. government. Therefore, any significant disruption or deterioration of our relationship with the U.S. government would significantly reduce our revenues. Our government programs must compete with programs managed by other contractors for limited amounts and uncertain levels of funding. The total amount and levels of funding are susceptible to significant fluctuations on a year-to-year basis. Our competitors continuously engage in efforts to expand their business relationships with the government and are likely to continue these efforts in the future. Our contracts with the government are subject to immediate termination by the government for convenience at any time. The government may choose to use contractors with competing display technologies or it may decide to discontinue any of our programs altogether. In addition, those development contracts that we do obtain require ongoing compliance with applicable government regulations. Termination of our development contracts, a shift in government spending to other programs in which we are not involved, a reduction in government spending generally, or our failure to meet applicable government regulations could have severe consequences for our results of operations.

Our products have long sales cycles, which make it difficult to plan our expenses and forecast our revenues.

Our products have lengthy sales cycles that involve numerous steps including determination of a product application, exploring the technical feasibility of a proposed product, evaluating the costs of manufacturing a product and manufacturing or contracting out the manufacturing of the product. Our long sales cycle, which can last several years, makes it difficult to predict the quarter in which sales will occur. Delays in sales could cause significant variability in our revenues and operating results for any particular quarterly period.

Our development contracts may not lead to products that will be profitable.

Our developmental contracts, including without limitation those discussed in this document are exploratory in nature and are intended to develop new types of products for new applications. These efforts may prove unsuccessful and these relationships may not result in the development of products that will be profitable.

Our revenues are highly sensitive to developments in the defense industry.

Our revenues to date have been derived principally from product development research relating to defense applications of the scanned beam display technology. We believe that development programs and sales of potential products in this market will represent a significant portion of our future revenues. Developments that adversely affect the defense sector, including delays in government funding and a general economic downturn, could cause our revenues to decline substantially.

Our Virtual Retinal Display technology depends on our licenses from the University of Washington. If we lose our rights under the licenses, our operations would be adversely affected.

We have acquired the exclusive rights to the Virtual Retinal Display under a license from the University of Washington. The license expires upon expiration of the last of the University of Washington’s patents that relate to this technology, which we currently anticipate will not occur until after 2011. We could lose our exclusivity under the license if we fail to respond to an infringement action or fail to use our best efforts to commercialize the licensed technology. In addition, the University of Washington may terminate the license upon our breach and has the right to consent to all sublicense arrangements. If we were to lose our rights under the license, or if the University of Washington were to refuse to consent to future sublicenses, we would lose a competitive advantage in the market, and may even lose the ability to commercialize our products completely. Either of these results could substantially decrease our revenues.

We are dependent on third parties in order to develop, manufacture, sell and market our products.

Our strategy for commercializing the scanned beam technology and products incorporating the scanned beam technology includes entering into cooperative development, manufacturing, sales and marketing arrangements with corporate partners, original equipment manufacturers and other third parties. We cannot be certain that we will be able to negotiate arrangements on acceptable terms, if at all, or that these arrangements will be successful in yielding commercially viable products. If we cannot establish these arrangements, we would require additional capital to undertake such activities on our own and would require extensive manufacturing, sales and marketing expertise that we do not currently possess and that may be difficult to obtain. In addition, we could encounter significant delays in introducing the scanned beam technology or find that the development, manufacture or sale of products incorporating the scanned beam technology would not be feasible. To the extent that we enter into cooperative development, sales and marketing or other joint venture arrangements, our revenues will depend upon the performance of third parties. We cannot be certain that any such arrangements will be successful.

Loss of any of our key personnel could have a negative effect on the operation of our business.

Our success depends on our executive officers and other key personnel and on the ability to attract and retain qualified new personnel. Achievement of our business objectives will require substantial additional expertise in the areas of sales and marketing, research and product development and manufacturing. Competition for qualified personnel in these fields is intense, and the inability to attract and retain additional highly skilled personnel, or the loss of key personnel, could reduce our revenues and adversely affect our business.

We are dependent on a small number customers for our revenue. Our quarterly performance may vary substantially and this variance, as well as general market conditions, may cause our stock price to fluctuate greatly and potentially expose us to litigation.

Our revenues to date have been generated primarily from a limited number of development contracts with U.S. government entities and commercial partners. Our quarterly operating results may vary significantly based on:

•	reductions or delays in funding of development programs involving new information display technologies by the U.S. government or our current or prospective commercial partners;

•	changes in evaluations and recommendations by any securities analysts following our stock or our industry generally;

•	announcements by other companies in our industry;

•	changes in business or regulatory conditions;

•	announcements or implementation by our competitors of technological innovations or new products;

•	the status of particular development programs and the timing of performance under specific development agreements;

•	economic and stock market conditions; or

•	other factors unrelated to our company or industry.

In one or more future quarters, our results of operations may fall below the expectations of securities analysts and investors and the trading price of our common stock may decline as a consequence. In addition, following periods of volatility in the market price of a company’s securities, shareholders often have instituted securities class action litigation against that company. If we become involved in a class action suit, it could divert the attention of management, and, if adversely determined, could require us to pay substantial damages.

If we fail to manage expansion effectively, our revenue and expenses could be adversely affected.

Our ability to successfully offer products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have significantly expanded the scope of our operations. The growth in business and relationships with customers and other third parties has placed, and will continue to place, a significant strain on our management systems and resources. We will need to continue to improve our financial and managerial controls, reporting systems and procedures and will need to continue to train and manage our work force.

THE COMPANY

Microvision’s executive offices are located at 19910 North Creek Parkway, Bothell, Washington 98011, and our telephone number is (425) 415-6847.

PRIVATE PLACEMENT OF NOTES AND WARRANTS

On March 11, 2005 we entered into a Securities Purchase Agreement with various investors pursuant to which we raised an aggregate of $10,000,000 before issuance costs and issued senior secured exchangeable convertible notes in the aggregate principal amount of $10,000,000 and warrants to purchase shares of our common stock. On July 25, 2005, we amended and restated the notes and, in connection with that amendment, issued warrants to purchase 750,000 shares of our common stock.

The amended and restated notes are convertible at any time at the option of the investors into shares of our common stock at an initial conversion price of $5.85 per share. The last installment of principal is due on March 15, 2007. The notes bear interest at a rate of the applicable LIBOR plus three percent (3.0%) per annum, subject to periodic adjustment, provided that the interest rate shall not be less than 6.0% per annum or greater than 8.0% per annum other than upon an event of default as provided in the notes. The first interest payment was due on September 15, 2005, and thereafter accrued interest is payable quarterly in arrears.

The notes have a term of two years, and one-sixth of the principal amount is payable on each of December 15, 2005, March 15, 2006, June 15, 2006, September 15, 2006, December 15, 2006 and March 15, 2007. We have the option to pay principal in cash or, subject to the satisfaction of the “Equity Conditions” described below, shares of our common stock or a combination thereof. Payment in common stock will be issued at a 10% discount to the arithmetic average of the volume weighted average prices for the 15 trading days prior to the payment date. Interest is payable in cash or, subject to the satisfaction of the “Equity Conditions” described below, shares of our common stock, at our option. If we elect to pay interest in shares of our common stock, the price will be based on 92% of the arithmetic average of the volume weighted average prices for the 10 trading days prior to the payment date. Subject to the satisfaction of the “Equity Conditions” described below, we have the right to mandatorily convert the notes into shares of our common stock at the conversion price of $5.85 if the shares trade at or above $10.24 for 20 out of 30 trading days after the six-month anniversary of the effectiveness of the registration statement of which this prospectus is a part.

The “Equity Conditions” require that, during the period beginning 15 trading days before the date we are required to provide notice of our election until the date of the applicable principal payment, interest payment or mandatory conversion, (1) this registration statement must be effective or all shares of our common stock must be eligible for sale without restriction and without the need for registration, (2) our common stock must be designated for quotation on the Nasdaq National Market and shall not have been suspended from trading nor shall suspension have been threatened or pending, (3) we must have delivered shares to the holders on a timely basis in connection with any conversion of the notes or any exercise of the warrants, (4) we must be able to issue the applicable shares in full without exceeding the volume limitations set forth in the notes and the warrants, (5) we must have timely made any payments that became due and payable under the notes, (6) there must not have been a public announcement of a pending or intended fundamental transaction which has not been abandoned, (7) there must not have occurred an event of default or an event that could constitute an event of default under the notes, (8) we must not have knowledge of any fact that would cause the shares not to be eligible for resale, and (9) we must not be in breach of any provision, covenant, representation or warranty of any agreement executed in connection with the transaction to the extent that such breach would have a material adverse effect.

We have pledged to the investors 1,750,000 shares of Lumera Corporation’s common stock owned by us as security for the notes.

The warrants dated March 11, 2005 are exercisable for 462,330 shares of our common stock at an initial exercise price of $6.84 per share through March 11, 2010, resulting in the Company being entitled to an aggregate amount of $3.16 million if all of those warrants are exercised for cash. The warrants dated July 25, 2005 are exercisable for 750,000 shares of our common stock at an initial exercise price of $6.84 per share through July 25, 2008, resulting in the Company being entitled to an aggregate amount of $5,130,000 if all of those warrants are exercised for cash. The conversion price of the notes and exercise price of the warrants are subject to anti-dilution adjustments, subject to conditions.

USE OF PROCEEDS

All net proceeds from the sale of the shares of common stock will go to the shareholder who offers and sells them. We will not receive any proceeds from this offering. However, we would receive proceeds of approximately $8,292,337, without giving affect to any anti-dilution adjustments, if all of the warrants issued to the selling shareholders and covered by this prospectus are exercised for cash. The funds would be used for general corporate purposes.

SELLING SHAREHOLDERS

The shares of common stock being offered by the selling shareholders are issuable upon conversion of the notes, as interest on the notes and upon exercise of the warrants. For additional information regarding the issuance of those notes and warrants, see “Private Placement of Notes and Warrants” above. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the notes and the warrants, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based in part on its ownership of the notes and warrants, as of January 11, 2006, assuming conversion of all notes and exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

In accordance with the terms of the registration rights agreement with the selling shareholders, this prospectus generally covers the resale of at least 130% of the sum of (i) the number of shares of common stock issuable as interest on the notes, (ii) the number of shares of common stock issuable upon conversion of the notes as of the trading day immediately preceding the date the registration statement is initially filed with the SEC and (iii) the number of shares of common stock issuable upon exercise of the related warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the notes, the interest payable on the notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the notes and the warrants, a selling shareholder may not convert the notes or exercise the warrants to the extent such conversion or exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the notes which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Beneficially Owned After Offering	Beneficial Ownership Percentage After Offering
(1) Iroquois Capital, L.P.	1,412,085	1,082,960	868,688	3.38%
(2) Smithfield Fiduciary LLC	2,088,896	1,624,436	1,273,800	4.90%
(3) Omicron Master Trust	2,363,634	1,175,662	1,729,097	6.63%
(4) Cranshire Capital L.P.	1,427,626	1,082,960	884,229	3.44%

(1)	Joshua Silverman has voting and investment control of the securities held by Iroquois Master Fund LTD. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Master Fund LTD. Number of shares beneficially owned prior to offering, number of shares beneficially owned after offering and beneficial ownership percentage after offering includes 740,803 shares owned by Iroquois Master Fund LTD, which wholly owns Iroquois Capital, L.P.
(2)	Highbridge Capital Management, LLC (“Highbridge”), is the trading manager of Smithfield Fiduciary LLC (“Smithfield”) and consequently has voting control and investment discretion over the shares of Common Stock held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares held by Smithfield.
(3)

Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 1, 2005, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein,

officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling shareholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(4)	Mitchell P. Kopin, President of Downsview Capital, Inc., the General Partner of Cranshire Capital, L.P. has sole voting and investment control of securities held by Cranshire.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the notes, upon exercise of the warrants and as interest on the notes to permit the resale of these shares of common stock by the holders of the related notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $51,098.33 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s Website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	Our Amendment No. 2 to our annual report on Form 10-K for the year ended December 31, 2004;

•	Our quarterly reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	The description of our common stock set forth in Amendment No. 1 to our Registration Statement on Form SB-2 (Registration No. 333-5276-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-21221); and

•	Our current reports on Form 8-K and 8-K/A filed with the SEC on December 2, 2005, December 1, 2005, November 7, 2005, October 31, 2005, September 2, 2005, August 10, 2005, July 29, 2005, July 7, 2005, July 6, 2005, March 14, 2005, March 11, 2005 and January 3, 2005.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Microvision, Inc.

19910 North Creek Parkway

Bothell, Washington 98011

Attention: Investor Relations

(425) 415-6847

This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized nor have the selling shareholder authorized anyone to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

LEGAL OPINION

For the purpose of this offering, Ropes & Gray LLP, Boston, Massachusetts, is giving its opinion on the validity of the shares.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Microvision, Inc. incorporated in this prospectus by reference to Microvision, Inc.’s Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Lumera Corporation incorporated in this prospectus by reference to Microvision, Inc.’s Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Distribution

SEC Registration Fee	$270
Blue Sky Fees and Expenses*	1,000
Legal Fees and Expenses*	25,000
Printing Expenses*	10,000
Accounting Fees and Expenses*	7,000
Miscellaneous*	7,828
Total Expenses	$51,098

*	Estimated

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonably cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Certificate provides that the Company’s Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant’s Certificate further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

The Company has a liability insurance policy in effect which covers certain claims against any officer or director of the Company by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his or her capacity as an officer or director.

For the undertaking with respect to indemnification, see Item 17 herein.

Item 16.	Exhibits

Title of Exhibit
5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of Microvision, Inc.’s Independent Registered Public Accounting Firm.

23.2	Consent of Lumera Corporation’s Independent Registered Public Accounting Firm.

23.3	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set fort in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 of Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

Provided further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on the 11th day of January, 2006.

MICROVISION, INC.

By:	/s/ THOMAS M. WALKER
Name:	Thomas M. Walker
Title:	Vice President, General Counsel & Secretary

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 11th day of January, 2006.

Signature	Title

/s/ RICHARD F. RUTKOWSKI Richard F. Rutkowski	Chief Executive Officer and Director (Principal Executive Officer)

/s/ RICHARD A. RAISIG Richard A. Raisig	Chief Financial Officer (Principal Financial Officer)

/s/ JEFF WILSON Jeff Wilson	Vice President, Accounting (Principal Accounting Officer)

Jacqueline Brandwynne	Director

* Richard A. Cowell	Director

/s/ SLADE GORTON Slade Gorton	Director

* Walter J. Lack	Director

* Dennis J. Reimer	Director

* Claudio Ruben	Director

/S/ STEPHEN R. WILLEY Stephen R. Willey	Director and President, Consumer Solutions

*By:	/s/ THOMAS M. WALKER
Thomas M. Walker
Attorney-in-fact

EXHIBIT INDEX

Number	Title of Exhibit
5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of Microvision, Inc.’s Independent Registered Public Accounting Firm.

23.2	Consent of Lumera Corporation’s Independent Registered Public Accounting Firm.

23.3	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney.